Exhibit 99.2

NEWS RELEASE For release at 3:00 p.m. CST, 1/23/07 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces Fourth Quarter, 2006 Results

WISCONSIN RAPIDS, WI — January 23, 2007 — Renaissance Learning®, Inc., (Nasdaq: RLRN), a leading provider of technology for personalizing reading, math, and writing practice in pre-K-12 schools and districts, today announced financial results for the quarter and year ended December 31, 2006.  Revenues for the fourth quarter of 2006 were $25.9 million, a decrease of 10.6% from fourth quarter 2005 revenues of $29.0 million.  Net income was $1.8 million, or $.06 per share, compared to net income of $6.0 million, or $.20 per share, for the fourth quarter last year.  2005 fourth quarter results included a pre-tax gain of $1.8 million on the sale of an office building and a decrease in income tax expense of approximately $0.8 million primarily from the favorable resolution of certain income tax matters which increased reported earnings by $.06 per share.

Revenues for the twelve-month period ended December 31, 2006 were $111.5 million, down 4.1% from 2005 revenues of $116.3 million.  Excluding revenue from the AlphaSmart laptop product line which was acquired in late June, 2005, the Company’s year-to-date revenues declined by 12.0% from the prior year. Total deferred revenue increased by $5.7 million for the year.  Net income was $12.0 million for 2006, down 51.5% from the prior year net income of $24.8 million.  Earnings per share for 2006 were $0.41 compared to $0.80 for 2005. Excluding the pre-tax restructuring charge of $1.9 million, earnings per share in 2006 were $0.45. Excluding the gain on the sale of the office building, net of taxes, the decrease in tax expense due to favorable resolution of certain income tax matters and income from discontinued operations of Generation21 of $0.6 million earnings per share were $0.72 in 2005.

“Despite fourth quarter results that were similar to the weak third quarter in terms of revenue and income, we are encouraged by the positive signs that indicate our growth initiatives are working,” commented Terrance D. Paul, Chief Executive Officer of Renaissance Learning.  “Orders for the reading product line were strong in the quarter, laptop sales were down 18% this quarter versus 38% in the third quarter and orders in the UK were up about 50% for the quarter. Operating cash flow was strong at $6.8 million and total deferred revenue reached a record $24.6 million.   We anticipate that our 2007 financial results will be improved over 2006”.

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RLI Q4 Earnings

Renaissance Learning added about 500 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools that are actively using the Company’s products to over 71,000.  Of these, over 59,000 are using the Company’s reading products and over 27,000 are using the Company’s math products.

The Company will hold a conference call at 5:00 p.m. EST today to discuss its financial results, quarterly highlights and business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-373-2605, ID number 8303565 at 5:00 p.m. EST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on January 23, 2007 at 8:00 p.m. through January 30, 2007 at 11:59 p.m.  The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 8303565.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of technology for personalizing reading, math, and writing practice in pre-K-12 schools and districts.  Renaissance Learning products give students and teachers continuous feedback to inform instruction and help teachers and administrators motivate students, dramatically accelerate learning and improve test scores.  Renaissance Learning has seven U.S. locations and subsidiaries in Canada, India and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding 2007 financial results, growth initiatives and management’s revenue expectations and growth prospects for future periods.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include risks associated with the implementation of the Company’s strategic growth plan and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

 (tables to follow)

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RLI Q4 Earnings

RENAISSANCE LEARNING®, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005

Net sales:
Products	$20,967	$23,920	$90,750	$94,296
Services	4,956	5,070	20,778	21,987
Total net sales	25,923	28,990	111,528	116,283

Cost of sales:
Products	3,436	4,105	16,455	12,917
Services	2,639	1,997	10,011	8,669
Total cost of sales	6,075	6,102	26,466	21,586

Gross profit	19,848	22,888	85,062	94,697

Operating expenses:
Product development	4,814	4,463	17,291	17,046
Selling and marketing	8,858	8,347	33,639	30,778
General and administrative	3,677	3,619	16,330	12,989

Total operating expenses	17,349	16,429	67,260	60,813

Operating income	2,499	6,459	17,802	33,884

Other income (expense), net	293	2,132	1,234	3,494

Income – continuing operations before income taxes	2,792	8,591	19,036	37,378

Income taxes – continuing operations	1,033	2,560	7,043	13,211

Income – continuing operations	1,759	6,031	11,993	24,167

Income – discontinued operations,
net of tax benefit of $1,417	-	-	-	584

Net income	$1,759	$6,031	$11,993	$24,751

Income per share:
Basic:
Continuing Operations	$0.06	$0.20	$0.41	$0.78
Discontinued operations	0.00	0.00	0.00	0.02
Net income	$0.06	$0.20	$0.41	$0.80
Diluted:
Continuing Operations	$0.06	$0.20	$0.41	$0.78
Discontinued operations	0.00	0.00	0.00	0.02
Net income	$0.06	$0.20	$0.41	$0.80

Weighted average shares outstanding:
Basic	28,988,449	30,826,539	29,551,309	30,966,501
Diluted	29,007,792	30,879,523	29,569,260	31,029,672

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RLI Q4 Earnings

RENAISSANCE LEARNING®, INC.
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(unaudited)

	December 31,	December 31,
	2006	2005

ASSETS:
Current assets:
Cash and cash equivalents	$25,978	$7,083
Investment securities	2,500	23,363
Accounts receivable, net	10,528	11,393
Inventories	4,108	4,138
Prepaid expenses	1,896	1,722
Income taxes receivable	1,291	-
Deferred tax asset	3,596	3,693
Other current assets	97	390
Total current assets	49,994	51,782

Investment securities	1,625	4,132
Property, plant and equipment, net	11,811	11,475
Deferred tax asset	-	738
Goodwill	46,973	45,906
Other receivables	-	5,909
Other noncurrent assets	7,308	8,440

Total assets	$117,711	$128,382

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,782	$3,280
Deferred revenue	23,751	18,255
Payroll and employee benefits	4,750	4,156
Income taxes payable	-	313
Other current liabilities	3,429	4,239
Total current liabilities	34,712	30,243
Deferred revenue	885	670
Deferred compensation and other
employee benefits	1,665	1,603
Deferred tax liability	878	-
Total liabilities	38,140	32,516

Total shareholders' equity	79,571	95,866

Total liabilities and shareholders' equity	$117,711	$128,382